Exhibit 16.1
June 12, 2006
Securities and Exchange Commission
Washington, D.C. 20549
Ladies and Gentlemen:
We were previously principal accountants for Arlington Tankers Ltd. and, under the date of March 10, 2006, we reported on the consolidated financial statements of Arlington Tankers Ltd. and its subsidiaries as of and for the year ended December 31, 2005, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2005, and the effectiveness of internal control over financial reporting as of December 31, 2005. On March 24, 2006, the audit committee notified us that it had decided not to recommend our re-appointment, and we ceased providing services to the company on that day. We have read Arlington Tankers Ltd.’s statements included under Item 4.01 of its Form 8-K/A dated June 12, 2006, and we agree with such statements, except that we are not in a position to agree or disagree with the following:
•	We are not in a position to agree or disagree with any of the statements made in the first paragraph, except that we agree with the following statement: “On March 24, 2006, the audit committee (the “Committee”) of the board of directors of Arlington Tankers Ltd, (the “Company”) notified KPMG LLP (“KPMG”) that the Committee has decided not to recommend the reappointment of KPMG as the Company’s independent auditors”.

•	We are not in a position to agree or disagree with the statements made in the second paragraph, except that we agree with the statements in the third sentence of that paragraph regarding the Company’s June 12, 2006 annual meeting.

•	We are not in a position to agree or disagree with the statements made in the last sentence in the third paragraph and the last sentence in the fourth paragraph, regarding another independent public accounting firm, KPMG Chartered Accountants (Hamilton, Bermuda) (“KPMG Bermuda”).
With respect to the statements made in the first sentence of the fourth paragraph, we agree with those statements but wish to point out that we performed no procedures for the Company after March 24, 2006, the date on which the Company’s audit committee informed us that we would not be re-appointed.
Very truly yours,
KPMG LLP, a U.S. limited liability partnership, is the U.S.
member firm of KPMG International, a Swiss cooperative.